Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

MACKINAC FINANCIAL CORPORATION,
 a Michigan corporation;

PFC ACQUISITION, LLC,
a Michigan limited liability company,

and

PENINSULA FINANCIAL CORPORATION,
a Michigan corporation.

Dated as of July 18, 2014

TABLE OF CONTENTS

ARTICLE I THE MERGER		1

1.1	THE MERGER	1
1.2	EFFECTIVE TIME	1
1.3	CLOSING	2
1.4	ARTICLES OF ORGANIZATION OF THE SURVIVING ENTITY	2
1.5	TAX CONSEQUENCES	2
1.6	EFFECTS OF THE MERGER	2
1.7	CONVERSION OF STOCK	3
1.8	THE BANK MERGER	4

ARTICLE II DELIVERY OF MERGER CONSIDERATION		5

2.1	EXCHANGE AGENT	5
2.2	DELIVERY OF MERGER CONSIDERATION	5
2.3	ELECTION AND EXCHANGE PROCEDURES	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PENINSULA		9

3.1	CORPORATE ORGANIZATION	9
3.2	CAPITALIZATION	10
3.3	AUTHORITY; NO VIOLATION	11
3.4	CONSENTS AND APPROVALS	12
3.5	REPORTS	12
3.6	FINANCIAL STATEMENTS	13
3.7	UNDISCLOSED LIABILITIES	14
3.8	ABSENCE OF CERTAIN CHANGES OR EVENTS	14
3.9	LEGAL PROCEEDINGS	14
3.10	TAXES AND TAX RETURNS	14
3.11	EMPLOYEE BENEFIT PLANS	16
3.12	LABOR MATTERS	19
3.13	COMPLIANCE WITH APPLICABLE LAW	20
3.14	MATERIAL CONTRACTS	21
3.15	AGREEMENTS WITH REGULATORY AGENCIES	23
3.16	INVESTMENT SECURITIES	24
3.17	DERIVATIVE INSTRUMENTS	24
3.18	ENVIRONMENTAL LIABILITY	25
3.19	INSURANCE	26
3.20	TITLE TO PROPERTY	26
3.21	INTELLECTUAL PROPERTY	28
3.22	BROKER’S FEES	28
3.23	NO INVESTMENT ADVISER	28
3.24	LOANS	29
3.25	RELATED PARTY TRANSACTIONS	31
3.26	TAKEOVER LAWS	32
3.27	APPROVALS	32
3.28	BOOKS AND RECORDS	33
3.29	LOAN GUARANTEES	33

i

3.30	DATA SECURITY AND CUSTOMER PRIVACY	33
3.31	PENINSULA INFORMATION	33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MACKINAC		34

4.1	CORPORATE ORGANIZATION	34
4.2	CAPITALIZATION	34
4.3	AUTHORITY; NO VIOLATION	35
4.4	CONSENTS AND APPROVALS	35
4.5	LEGAL PROCEEDINGS	36
4.6	ABSENCE OF CERTAIN CHANGES	36
4.7	REPORTS	36
4.8	FINANCIAL STATEMENTS	37
4.9	COMPLIANCE WITH APPLICABLE LAW	37
4.10	TAX MATTERS	38
4.11	BROKER’S FEES	38
4.12	MACKINAC INFORMATION	38
4.13	AGREEMENTS WITH REGULATORY AGENCIES	38
4.14	APPROVALS	39
4.15	FINANCIAL ABILITY	39

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		39

5.1	CONDUCT OF BUSINESS OF PENINSULA PRIOR TO THE EFFECTIVE TIME	39
5.2	FORBEARANCES OF PENINSULA	39
5.3	COVENANTS OF MACKINAC	42

ARTICLE VI ADDITIONAL AGREEMENTS		43

6.1	REGULATORY MATTERS	43
6.2	ACCESS TO INFORMATION	45
6.3	SEC FILINGS AND SHAREHOLDER APPROVAL	45
6.4	PUBLIC DISCLOSURE	47
6.5	EMPLOYEE BENEFIT MATTERS	48
6.6	ADDITIONAL AGREEMENTS	49
6.7	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE	49
6.8	LISTING AND QUOTATION	51
6.9	NO SOLICITATION	51
6.10	CLOSING DATE BALANCE SHEET	52
6.11	NOTIFICATION OF CERTAIN MATTERS	53
6.12	SYSTEM INTEGRATION	53
6.13	COORDINATION; INTEGRATION	53
6.14	CLAIMS LETTERS	53
6.15	TAKEOVER PROVISIONS	53
6.16	SHAREHOLDER LITIGATION	53
6.17	EXISTING BUSINESS RELATIONSHIPS	54
6.18	LOAN DOCUMENTATION	54
6.19	CHARGE-OFFS	54
6.20	BANK COMMITTEE MEETINGS	54
6.21	SPECIAL DIVIDEND	54
6.22	PENINSULA SHAREHOLDERS’ TRUST	55

ARTICLE VII CONDITIONS PRECEDENT		55

7.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE CLOSING	55
7.2	CONDITIONS TO OBLIGATIONS OF MACKINAC	56
7.3	CONDITIONS TO OBLIGATIONS OF PENINSULA	57

ARTICLE VIII TERMINATION AND AMENDMENT		58

8.1	TERMINATION	58
8.2	EFFECT OF TERMINATION	60
8.3	TERMINATION FEE	60
8.4	AMENDMENT	61
8.5	EXTENSION; WAIVER	61

ARTICLE IX GENERAL PROVISIONS		62

9.1	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS	62
9.2	EXPENSES	62
9.3	NOTICES	62
9.4	INTERPRETATION	63
9.5	COUNTERPARTS	63
9.6	ENTIRE AGREEMENT	63
9.7	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL	64
9.8	SPECIFIC PERFORMANCE	64
9.9	ADDITIONAL DEFINITIONS	64
9.10	SEVERABILITY	68
9.11	ALTERNATIVE STRUCTURE	68
9.12	ASSIGNMENT; THIRD-PARTY BENEFICIARIES	68

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.9(a)
Adjusted Peninsula Shareholders’ Equity	7.2(f)
Affiliate	3.25(a)
Aggregate Cash Consideration	9.9
Aggregate Stock Consideration	9.9
Aggregate Stock Consideration Value	9.9
Agreement	Preamble
Alternative Transaction	6.9(b)
Bank Merger	1.8
Bank Consolidation Agreement	1.8
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Business Day	9.9
Business Combination Exemption Resolution	3.27(b)
Cancelled Shares	1.7(e)
Cash Election	1.7(c)(i)
Cash Election Shares	1.7(c)(i)
Certificates	2.3(e)
Certificate of Merger	1.2
Change In Control and Retention Payments Claim	9.9
Charge-Offs	9.9
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Closing Date Balance Sheet	6.10
Code	Recitals
Confidentiality Agreement	9.9
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
DIFS	3.4
Disclosure Schedule	9.9
Effective Time	1.2
Election	2.3(b)
Election Deadline	2.3(e)
End Date	9.9

Term	Section
Environmental Laws	3.18(a)
ERISA Affiliate	9.9
Exchange Act	4.7(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.7(c)(ii)
FDI ACT	9.9
FDIC	3.1(a)
Federal Reserve	3.4
Form of Election	2.3(c)
Form S-4	6.3(a)
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.3(a)
Index Ratio	8.1(h)(ii)
Intellectual Property	3.21(e)
IRS	3.10(k)
Knowledge	9.9
LARA	1.2
Law/Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.3(i)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loans	3.24(a)
Mackinac	Preamble
Mackinac Awards	4.2
Mackinac Capitalization Date	4.2
Mackinac Closing Price	2.3(n)
Mackinac Common Stock	1.7(a)
Mackinac Disclosure Schedule	Article IV
Mackinac Material Adverse Effect	9.9
Mackinac Regulatory Agreement	4.13
Mackinac SEC Reports	4.7(b)
Mackinac Share Value	9.9
Mackinac Common Stock	1.7(a)
Material Adverse Effect	9.9
Material Contact	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Amount	6.7(c)
mBank	1.8

v

Term	Section
MBC	1.8
MBCA	1.1
Merger	Recitals
Merger Consideration	1.7(c)
MergerSub	Preamble
Michigan Courts	9.7(b)
Multiple Employer Plan/Multiemployer Plan	3.11(f)
NASDAQ	2.3(n)
No-Match Event	6.3(c)
Non-Election Shares	1.7(c)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Obligor	3.24(a)
Owned Real Property	3.20(a)
Peninsula	Preamble
Peninsula Articles of Incorporation	3.1(a)
Peninsula Bank	1.8
Peninsula Benefit Plans	3.11(a)
Peninsula Board Recommendation	6.3(b)
Peninsula Bylaws	3.1(a)
Peninsula Closing Expenses	9.9
Peninsula Common Stock	1.7(c)
Peninsula Financial Statements	3.6(a)
Peninsula Indemnified Party	6.7(a)
Peninsula Intellectual Property	3.21(a)
Peninsula Measuring Date	6.21
Peninsula Policies	3.19
Peninsula Regulatory Agreement	3.15
Peninsula Shareholders’ Meeting	6.3(b)
Peninsula Stock Plans	9.9
Peninsula Subsidiary/Subsidiaries	3.1(b)
Party/Parties	9.9
Per Share Cash Consideration	1.7(c)(i)
Per Share Merger Consideration Value	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Pool	3.24(k)
Professional Expenses	9.9
Proxy Statement	6.3(a)
Qualified Plans	3.11(e)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5

Term	Section
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.9(a)
Requisite Shareholder Approval	3.3(a)
SEC	4.7(b)
Second Peninsula Shareholders’ Meeting	6.3(c)
Securities Act	3.2
Special Dividend	6.21
Stock Consideration	1.7(c)(ii)
Stock Election	1.7(c)(ii)
Stock Election Shares	1.7(c)(ii)
Subsidiary	3.1(b)
Superior Proposal	6.3(b)
Surviving Bank	1.8
Surviving Entity	Recitals
Takeover Provisions	3.26
Tax/Taxes	9.9
Tax Return	9.9
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Voting and Support Agreement(s)	Recitals
Voting Debt	3.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 18, 2014, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation (“Mackinac”), PFC ACQUISITION, LLC, a Michigan limited liability company (“MergerSub”), and PENINSULA FINANCIAL CORPORATION, a Michigan corporation (“Peninsula”).  Certain capitalized terms have the meanings given to such terms in ARTICLE IX.

RECITALS

WHEREAS, the respective boards of directors of Peninsula, Mackinac and MergerSub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Peninsula will, on the terms and subject to the conditions set forth in this Agreement, merge with and into MergerSub (the “Merger”), with MergerSub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”) and continuing as a wholly owned Subsidiary of Mackinac;

WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a condition to the willingness of Mackinac to enter into this Agreement, all of the directors of Peninsula and certain shareholders of Peninsula have entered into voting agreements in the form attached hereto as EXHIBIT A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1      THE MERGER.  Subject to the terms and conditions of this Agreement, including Section 9.11, in accordance with the Michigan Business Corporation Act, as amended (the “MBCA”), at the Effective Time, Peninsula shall merge with and into MergerSub.  MergerSub shall be the Surviving Entity in the Merger and shall continue its limited liability company existence under the laws of Michigan, and a wholly owned Subsidiary of Mackinac.  As of the Effective Time, the separate corporate existence of Peninsula shall cease.

1.2      EFFECTIVE TIME. The Merger shall become effective upon filing on the Closing Date of the Certificate of Merger (the “Certificate of Merger”) with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (“LARA”) as provided in the

MBCA.  The term “Effective Time” shall be the date and time when the LARA accepts the Certificate of Merger for filing in accordance with the MBCA.

1.3      CLOSING. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Honigman Miller Schwartz and Cohn LLP, 350 East Michigan Avenue, Kalamazoo Michigan 49008 at a time determined by Mackinac that follows the close of trading on the date that is the later of (i) three Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII) and (ii) 10 Business Days after the satisfaction of the condition set forth in Section 7.1(b) (but subject to the continued satisfaction of such condition and the satisfaction or waiver of all other conditions set forth in Article VII), or such other date as mutually agreed to by the parties (the “Closing Date”).

1.4      ARTICLES OF ORGANIZATION OF THE SURVIVING ENTITY.  At the Effective Time, the articles of organization and operating agreement of MergerSub in effect immediately prior to the Effective Time (subject to any amendment to the articles of organization set forth in the Certificate of Merger) shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with applicable Law.

1.5      TAX CONSEQUENCES.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

1.6      EFFECTS OF THE MERGER.  Subject to the terms and conditions of this Agreement, at the Effective Time, Peninsula shall be merged with and into MergerSub and the separate corporate existence of Peninsula shall cease.  At the Effective Time, Peninsula and MergerSub shall become a single limited liability company as the Surviving Entity.  The effect of the Merger upon each of Peninsula and the Surviving Entity shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations with a domestic business organization.  Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of MergerSub and Peninsula, shall vest in the Surviving Entity, (b) all choses in action MergerSub and Peninsula shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Entity, and (c) all debts, liabilities and duties of MergerSub and Peninsula shall become the debts, liabilities and duties of the Surviving Entity.

1.7                   CONVERSION OF STOCK.  At the Effective Time, by virtue of the Merger and without any action on the part of Mackinac, MergerSub, Peninsula or the holder of any of the following securities:

(a)                                 No Effect on Mackinac Common Stock.  Each share of the common stock, no par value per share, of Mackinac (the “Mackinac Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)                                 No Effect on MergerSub Membership Interests.  Each of the membership interests of MergerSub shall continue unaffected and unimpaired by the Merger.

(c)                                  Conversion of Peninsula Common Stock.  Subject to Section 1.7(f) and (g), each share of the common stock, par value $1.00 per share, of Peninsula (“Peninsula Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall, subject to Section 1.7, be converted at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive (the “Merger Consideration”) the following, without interest:

(i)                                    for each share of Peninsula Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”) an amount in cash without interest equal to the Per Share Merger Consideration Value (such amount, the “Per Share Cash Consideration”)(such shares collectively, the “Cash Election Shares”); or

(ii)                                for each share of Peninsula Common Stock with respect to which an election to receive Mackinac Common Stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), the number (such number, the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Mackinac Common Stock (the “Stock Consideration”) equal to the quotient of (A) the Per Share Merger Consideration Value divided by (B) the Mackinac Share Value (such shares collectively, “Stock Election Shares”); or

(iii)                            for each share of Peninsula Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Mackinac such Per Share Cash Consideration or Stock Consideration as is determined in accordance with Section 1.7(g).

(d)                                 [Reserved.]

(e)                                  Cancellation of Certain Shares of Peninsula Stock.  All shares of Peninsula Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Peninsula (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Peninsula in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(f)                                   Adjustments to Prevent Dilution.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Mackinac or Peninsula, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Per Share Merger Consideration Value, the Exchange Ratio and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(g)                                 Election Procedures.

(i)                                    Notwithstanding any other provision contained in this Agreement, the total number of shares of Peninsula Common Stock to be converted into Per Share Cash Consideration pursuant to Section 1.7(c) (the “Cash Conversion Number”) shall not exceed the lesser of (i) 35% of the number of shares of Peninsula Common Stock outstanding immediately prior to the Effective Time and (ii) the number of shares, as determined in the reasonable discretion of each of Honigman Miller Schwartz and Cohn LLP and Godfrey & Kahn, S.C., that may be exchanged for cash without preventing or impeding the delivery of the opinions set forth in Section 7.2(d) and Section 7.3(d) that the Merger will qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  All of the other shares of Peninsula Common Stock (except for shares of Peninsula Common Stock owned directly by Peninsula or Mackinac) shall be converted into the Stock Consideration.

(ii)                                Within five (5) business days after the Closing Date, Mackinac shall cause the Exchange Agent to effect the allocation among holders of Peninsula Common Stock of rights to receive the Per Share Cash Consideration and the Stock Consideration in accordance with this Section 1.7(g)(ii). If the aggregate number of shares of Peninsula Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof will be converted into the right to receive the Per Share Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration.

1.8                   THE BANK MERGER.  Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Peninsula Bank (“Peninsula Bank”), a Michigan state-chartered bank and first-tier subsidiary of Peninsula, shall be consolidated (the

“Bank Merger”) with and into mBank, a Michigan state-chartered bank and first-tier subsidiary of Mackinac (“mBank”), in accordance with the provisions of applicable federal and state banking laws and regulations, and mBank shall be the surviving bank (the “Surviving Bank”).  The Bank Merger shall have the effects as set forth under applicable federal and Michigan banking laws and regulations, and the Parties shall cause the Boards of Directors of Peninsula Bank and mBank, respectively, to approve a separate conditional consolidation agreement (the “Bank Consolidation Agreement”) in substantially the form attached hereto as EXHIBIT B, and cause the Bank Consolidation Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.  Mackinac shall cause the Bank Merger to be effected following the Effective Time in accordance with the Michigan Banking Code (the “MBC”).  As provided in the Bank Consolidation Agreement, the Bank Merger may be abandoned at the election of mBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Peninsula Bank shall continue to operate under that name.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1                               EXCHANGE AGENT.  Prior to the Effective Time, Mackinac shall appoint a bank or trust company selected by Mackinac and reasonably acceptable to Peninsula or Mackinac’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”), to act as exchange agent (the “Exchange Agent”) hereunder.

2.2                               DELIVERY OF MERGER CONSIDERATION. At or prior to the Effective Time, Mackinac shall (a) authorize the Exchange Agent to deliver an aggregate number of shares of Mackinac Common Stock equal to the aggregate Merger Consideration payable in shares of Mackinac Common Stock and (b) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash equal to the Aggregate Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(g) (the “Exchange Fund”).

2.3                               ELECTION AND EXCHANGE PROCEDURES.

(a)                                 Each holder of record of shares of Peninsula Common Stock (other than shares of Peninsula Common Stock owned directly by Peninsula or Mackinac) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.7 and any cash in lieu of fractional shares of Mackinac Common Stock (each a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(b)                                 Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an “Election”) (x) the number of whole shares of Peninsula Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of whole shares of Peninsula Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(c)                                  Mackinac shall prepare a form reasonably acceptable to Peninsula (the “Form of Election”) which shall be mailed to Peninsula’s shareholders entitled to vote at the

Peninsula Shareholders’ Meeting so as to permit Peninsula’s shareholders to exercise their right to make an Election prior to the Election Deadline.

(d)                                 Mackinac shall make the Form of Election initially available at the time that the Proxy Statement is made available to the shareholders of Peninsula, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Peninsula who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.  In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(e)                                  Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Peninsula Common Stock (“Certificates”) or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery.  Failure to deliver shares of Peninsula Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Mackinac, in its sole discretion.  As used herein, “Election Deadline” means 5:00 p.m. Eastern Time on the date that is the day prior to the date of the Peninsula Shareholders’ Meeting.  Peninsula and Mackinac shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(f)                                   Any Peninsula shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election.  If Mackinac shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Peninsula Common Stock, such Election shall be deemed to be not in effect, and the shares of Peninsula Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g)                                 Any Peninsula shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of such Peninsula shareholder’s Certificates of the shares of Peninsula Common Stock, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent.  All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Mackinac or Peninsula that this Agreement has been terminated in accordance with Article VIII.

(h)                                 Mackinac, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (iii) the issuance and delivery of Certificates representing shares of Mackinac Common Stock or evidence of book entry shares into which shares of Peninsula Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Peninsula Common Stock converted into the right to receive the Per Share Cash Consideration and cash in lieu of fractional shares of Mackinac Common Stock where the holder of the applicable Peninsula Stock Certificate has no right to receive whole shares of Mackinac Common Stock.

(i)                                    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder’s Certificates of the shares of Peninsula Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(k).

(j)                                    Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of Peninsula Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, determined as provided in Section 1.7. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(k)                                 No dividends or other distributions with respect to Mackinac Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Mackinac Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Mackinac Common Stock issuable with respect to such Certificate.

(l)                                    In the event of a transfer of ownership of a Certificate representing Peninsula Common Stock that is not registered in the stock transfer records of Peninsula, the Merger Consideration (including cash in lieu of fractional shares of Mackinac Common Stock) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the

Certificate so surrendered is registered if the Certificate formerly representing such Peninsula Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Mackinac that the tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Mackinac) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Peninsula Common Stock such amounts as the Exchange Agent or Mackinac, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Mackinac, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Peninsula Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Mackinac, as the case may be.

(m)                             After the Effective Time, there shall be no transfers on the stock transfer books of Peninsula of the shares of Peninsula Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Peninsula Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(n)                                 Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Mackinac Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Mackinac Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mackinac.  In lieu of the issuance of any such fractional share, Mackinac shall pay to each former shareholder of Peninsula who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Mackinac Common Stock based on information reported by the NASDAQ Stock Market (the “NASDAQ”) (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Mackinac) for the five (5) trading days immediately preceding the Effective Time (the “Mackinac Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Peninsula Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Mackinac Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.7.

(o)                                 Any portion of the Exchange Fund that remains unclaimed by the shareholders of Peninsula as of the one year anniversary of the Effective Time may be paid to Mackinac. In such event, any former shareholders of Peninsula who have not theretofore complied with this Article II shall thereafter look only to Mackinac with respect to the Merger

Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Mackinac Common Stock deliverable in respect of each share of Peninsula Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Mackinac, Peninsula, the Exchange Agent or any other Person shall be liable to any former holder of shares of Peninsula Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(p)                                 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mackinac or the Exchange Agent, the posting by such Person of a bond in such amount as Mackinac may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PENINSULA

Except as disclosed in the Disclosure Schedule, Peninsula represents and warrants to Mackinac that the following is true and correct.  The Disclosure Schedule shall be organized to correspond to the Sections in this Article III.  Each exception set forth in the Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

3.1                               CORPORATE ORGANIZATION.

(a)                                 Peninsula is a corporation and Peninsula Bank state-chartered bank, each duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  The deposit accounts of Peninsula Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Peninsula Bank when due.  Peninsula Bank is a member in good standing of the Federal Home Loan Bank of Indianapolis and owns the requisite amount of stock therein.  Peninsula has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Peninsula is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Articles of Incorporation of Peninsula (the “Peninsula Articles of Incorporation”) and bylaws of Peninsula (the “Peninsula Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Mackinac.  Peninsula is not in violation of any of the provisions of the Peninsula Articles of Incorporation or Peninsula Bylaws.

(b)                                 Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Peninsula (each, a “Peninsula Subsidiary” and collectively the “Peninsula Subsidiaries”).  Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of any of the Peninsula Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Peninsula or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Each Peninsula Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Peninsula Subsidiary, as amended and currently in effect, has been delivered and made available to Mackinac.  Except for its interests in Peninsula Subsidiaries, Peninsula does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2                               CAPITALIZATION.  The authorized capital stock of Peninsula consists of 400,000 shares of Peninsula Common Stock.  As of the date of this Agreement, there are 288,000 shares of Peninsula Common Stock issued and outstanding, and no other shares of capital stock or other voting securities of Peninsula issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Peninsula Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Peninsula shareholders may vote (“Voting Debt”) are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Peninsula, or otherwise obligating Peninsula to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), any such securities.  Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Peninsula Common Stock.  No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Peninsula or any of its Subsidiaries) are outstanding.

3.3                               AUTHORITY; NO VIOLATION.

(a)                                 Peninsula has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Peninsula (including, without, limitation in a manner to satisfy the requirements of Article VIII of the Peninsula Articles of Incorporation), the board of directors of Peninsula has resolved to recommend to Peninsula’s shareholders’ approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Peninsula has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Peninsula Common Stock (the “Requisite Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by Peninsula.  Assuming due authorization, execution and delivery by Mackinac and MergerSub, this Agreement constitutes a valid and binding obligation of Peninsula, enforceable against Peninsula in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)                                 Neither the execution and delivery of this Agreement by Peninsula nor the consummation by Peninsula of the transactions contemplated hereby, nor compliance by Peninsula with any of the terms or provisions hereof, will (i) violate any provision of the Peninsula Articles of Incorporation or Peninsula Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peninsula or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Peninsula or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Peninsula or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Peninsula or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.4                               CONSENTS AND APPROVALS.  Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the Michigan Department of Insurance and Financial Services (the “DIFS”), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the filing of the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Mackinac Common Stock (if any) pursuant to this Agreement and (e) approval of listing of such Mackinac Common Stock (if any) on the NASDAQ, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Peninsula or any of its Subsidiaries in connection with (i) the execution and delivery by Peninsula of this Agreement or (ii) the consummation of the transactions contemplated hereby.  The only material third-party consents necessary in connection with (A) the execution and delivery by Peninsula of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

3.5                               REPORTS.  Peninsula and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2009 with (a) the Federal Reserve, (b) the FDIC, (c) the DIFS and (e) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2009, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.  Any such Report regarding Peninsula filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Peninsula and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Peninsula, examination or investigation by, any Regulatory Agency into the business or operations of Peninsula or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Peninsula or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.

3.6                               FINANCIAL STATEMENTS.

(a)                                 Peninsula has previously made available to Mackinac copies of the following financial statements (the “Peninsula Financial Statements”):  (i) the audited consolidated balance sheets of Peninsula and its Subsidiaries for years ended December 31, 2013 and December 31, 2012, and the related audited consolidated statements of income and cash flow for fiscal years 2013 and 2012, and (ii) the unaudited consolidated balance sheet (the “Balance Sheet” and June 30, 2014, the “Balance Sheet Date”) and consolidated statements of income and cash flow for the fiscal quarter ended March 31, 2014.  The Peninsula Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peninsula and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles (“GAAP”) or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  The Peninsula Financial Statements have been prepared from, and are in accordance with, the books and records of Peninsula and its Subsidiaries.

(b)                                 Peninsula maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Peninsula and its Subsidiaries.  Peninsula has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.  Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2010, Peninsula has not experienced or effected any material change in internal control over financial reporting.

(c)                                  Since December 31, 2010, (i) neither Peninsula nor any of its Subsidiaries nor, to the Knowledge of Peninsula, any director, officer, employee, auditor, accountant or representative of Peninsula or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peninsula or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2010, including any material complaint, allegation, assertion or claim that Peninsula or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Peninsula, no attorney representing Peninsula or any of its Subsidiaries, whether or not employed by Peninsula or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2010, by Peninsula or any of its officers, directors, employees or agents to the board of directors of Peninsula or any committee thereof or to any director or officer of Peninsula.

(d)                                 The books and records kept by Peninsula and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(e)                                  Neither Peninsula nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Peninsula and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Peninsula or any of its Subsidiaries in Peninsula’s or such Subsidiary’s financial statements.

3.7                               UNDISCLOSED LIABILITIES.  Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Peninsula and its Subsidiaries, taken as a whole, neither Peninsula nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

3.8                               ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since December 31, 2012, (a) Peninsula and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Peninsula has not taken any of the actions that Peninsula has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to subsections (a), (b), (c), (d), (e), (f), (h), (i), (k), (m), (n), (o) and (q) of Section 5.2; and (c) there has not been any Material Adverse Effect.

3.9                   LEGAL PROCEEDINGS.  Except as set forth in Section 3.9 of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Peninsula, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Peninsula or any of its Subsidiaries.  There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Peninsula, any of its Subsidiaries or the assets of Peninsula or any of its Subsidiaries.

3.10                        TAXES AND TAX RETURNS.

(a)                                 Peninsula and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, local and foreign income and similar Tax Returns required to be filed by it or with respect to it and all other Tax Returns required to be filed by it that are material with respect to the business of Peninsula and its Subsidiaries taken as a whole (all such Tax Returns being accurate and complete in all respects).  Each of Peninsula and its Subsidiaries has duly and timely paid or caused to be paid on its behalf all material Taxes required to be paid by it (whether or not shown to be due on such Tax

Returns).  Through the date hereof, Peninsula and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.  Peninsula and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(b)                                 To the Knowledge of Peninsula, no jurisdiction where Peninsula and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Peninsula and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)                                  No Liens for Taxes exist with respect to any of the assets of Peninsula or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)                                 To the Knowledge of Peninsula, there are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Peninsula or any of its Subsidiaries.

(e)                                  There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Peninsula and any of its Subsidiaries, which waiver or extension is in effect.

(f)                                   All material Taxes required to be withheld, collected or deposited by or with respect to Peninsula and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  Peninsula and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g)                                 Neither Peninsula nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)                                 Neither Peninsula nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i)                                    Neither Peninsula nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Peninsula) or (ii) has any liability for the Taxes of any Person (other than Peninsula or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)                                    Neither Peninsula nor any of its Subsidiaries has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section

355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)                                 Since January 1, 2011, neither Peninsula nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Peninsula or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Peninsula or any Subsidiary).

(l)                                    Neither Peninsula nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m)                             Neither Peninsula nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(n)                                 No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Peninsula or any of its Subsidiaries.

(o)                                 Neither Peninsula nor any of its Subsidiaries has taken, expects to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p)                                 Without regard to the transactions contemplated by this Agreement, neither Peninsula nor any of its Subsidiaries has undergone an “ownership change” with the meaning of Section 382 of the Code or any similar or corresponding provision or state, local or foreign Tax Law since January 1, 2011.

3.11                        EMPLOYEE BENEFIT PLANS.

(a)                                 Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which Peninsula or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Peninsula or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Peninsula or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Peninsula or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Peninsula Benefit Plans”).

(b)                                 Peninsula has delivered or made available to Mackinac true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Peninsula Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the current IRS determination, opinion or advisory letter relating to each Peninsula Benefit Plan that is a Qualified Plan (as defined in Section 3.11(e) and as disclosed in Section 3.11(e) of the Disclosure Schedule), (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Peninsula Benefit Plan, (v) the most recent summary plan description, if any, for such Peninsula Benefit Plan (or other descriptions of such Peninsula Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS relating to any Peninsula Benefit Plan during the period January 1, 2011 through the present date, (vii) all amendments, modifications or material supplements to any Peninsula Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Peninsula Benefit Plan.  Except as specifically provided in the foregoing documents delivered or made available to Mackinac, there are no amendments on or after January 1, 2014 to any Peninsula Benefit Plans that have been adopted or approved nor has Peninsula or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Peninsula Benefit Plans.

(c)                                  Each Peninsula Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither Peninsula nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Peninsula Benefit Plan within the current calendar year or any of the preceding six calendar years, and neither Peninsula nor any of its Subsidiaries has any Knowledge of any material defect as to any Peninsula Benefit Plan that would qualify for correction under any such program.

(d)                                 Each Peninsula Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2007, been maintained and operated in good faith compliance with Section 409A of the Code.  No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e)                                  Section 3.11(e) of the Disclosure Schedule identifies each Peninsula Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  The IRS has issued a current favorable determination, opinion or advisory letter with respect to each Qualified Plan and the related trust, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Peninsula Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)                                   No Peninsula Benefit Plan is, and none of Peninsula or any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has any actual or potential liability with respect to any:  (i) “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Sections 412(n) (as in effect prior to its repeal) or 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of Peninsula or any of its Subsidiaries or any ERISA Affiliate.

(g)                                 There have been no “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Peninsula Benefit Plan.  To the knowledge of Peninsula, no fiduciary of any Peninsula Benefit Plan has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Peninsula Benefit Plan.  No proceeding with respect to the administration or the investment of the assets of any Peninsula Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Peninsula, threatened.

(h)                                 Except as set forth in Section 3.11(h) of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by COBRA.  Except as set forth in Section 3.11(h) of the Disclosure Schedule, Peninsula and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Peninsula’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(i)                                    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Peninsula or any of its Subsidiaries, or result in any limitation on the right of Peninsula or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Peninsula Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Peninsula or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Peninsula Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)                                    No Peninsula Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Peninsula’s Knowledge, threatened.

(k)                                 All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Peninsula Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Peninsula Benefit Plan or properly accrued.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Peninsula Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

(l)                                    Peninsula and its Subsidiaries have, for the purposes of each Peninsula Benefit Plan, correctly classified those individuals performing services for Peninsula or its Subsidiaries as common law employees, leased employees, independent contractors or agents.

3.12                        LABOR MATTERS.

(a)                                 There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Peninsula or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Peninsula or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Peninsula or any of its Subsidiaries at any time within five years of the date of this Agreement.

(b)                                 Neither Peninsula nor any of its Subsidiaries is currently or at any time since January 1, 2011 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Each of Peninsula and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices.  Except as would not result in any material liability to Peninsula or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Peninsula, threatened against Peninsula or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

(c)                                  All salaried employees, hourly employees, and temporary employees of Peninsula or any of the Peninsula Subsidiaries are employed on an at-will basis by Peninsula or any of the Peninsula Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Peninsula or any Peninsula Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will.  There has been no written representation by Peninsula or any Peninsula Subsidiary made to any employees that commits Peninsula, any Peninsula Subsidiary, or the Surviving Entity to retain them as employees for any period of time subsequent to the Closing.

(d)                                 Since January 1, 2011, neither Peninsula nor any Peninsula Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Peninsula or any Peninsula Subsidiary, except in compliance with the WARN Act.

(e)                                  There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Peninsula, threatened against Peninsula or any Peninsula Subsidiary.  Peninsula and all of the Peninsula Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                                   Neither Peninsula nor any Peninsula Subsidiary is a party or subject to any Contract which restricts Peninsula or any Peninsula Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

(g)                                 The consummation of the transactions contemplated by this Agreement will not create liabilities for any act by Peninsula or any Peninsula Subsidiary on or prior to the Closing under any collective bargaining agreement, contract or Peninsula Benefit Plans.

(h)                                 Peninsula has implemented commercially reasonable procedures to ensure that all employees who are performing services for Peninsula or any Peninsula Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Entity or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

(i)                                    The policies, programs, and practices of Peninsula and all Peninsula Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.13                        COMPLIANCE WITH APPLICABLE LAW.

(a)                                 Peninsula and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Peninsula and its Subsidiaries, taken as a whole, and neither Peninsula nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Peninsula and its Subsidiaries, taken as a whole.

(b)                                 Except as would not be material to Peninsula and its Subsidiaries, taken as a whole, Peninsula and each of its Subsidiaries have properly administered all accounts for which Peninsula or any of its Subsidiaries acts as a fiduciary, including accounts for which Peninsula or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Peninsula or any of its Subsidiaries, or any director, officer or employee of Peninsula or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Peninsula and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)                                  Except as set forth in Section 3.13 of the Disclosure Schedule, Peninsula and each insured depository Subsidiary of Peninsula is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither Peninsula nor any Peninsula Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one year.  All deposit liabilities of Peninsula and its Subsidiaries are insured by the FDIC to the fullest extent under the Law.  Peninsula and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

3.14                        MATERIAL CONTRACTS.

(a)                                 Other than as set forth in Section 3.14 of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a “Material Contract”):

(i)                                    any contract or agreement entered into since January 1, 2011 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)                                any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Peninsula or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)                            any contract or agreement limiting the freedom of Peninsula or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting Peninsula or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)                             any contract or agreement with any Affiliate of Peninsula or its Subsidiaries;

(v)                                 any agreement of guarantee, support or indemnification by Peninsula or its Subsidiaries, assumption or endorsement by Peninsula or its Subsidiaries of, or any similar commitment by Peninsula or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)                             any agreement which would be terminable other than by Peninsula or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii)                         any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Peninsula or any of its Subsidiaries;

(viii)                     any employment agreement with any employee or officer of Peninsula or any of its Subsidiaries;

(ix)                             any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Peninsula or its Subsidiaries of more than $50,000;

(x)                                 any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of Peninsula or its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Peninsula;

(xi)                             any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Peninsula or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Peninsula or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii)                         any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xiii)                     any contract under which Peninsula or any Peninsula Subsidiary will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

(xiv)                      any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2013, as applicable, were in excess of $75,000;

(xv)                          any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Peninsula or its Subsidiaries of $75,000; and

(xvi)                      any contract not listed above that is material to the financial condition, results of operations or business of Peninsula or its Subsidiaries.

(b)                                 Peninsula and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Peninsula) to be in default in respect of, each Material Contract to which Peninsula or its Subsidiaries are a party or by which Peninsula or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Peninsula and its Subsidiaries.  Each of the Material Contracts is valid and binding on Peninsula or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Peninsula or its Subsidiaries or, to the Knowledge of Peninsula, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Peninsula and its Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to Mackinac.

3.15                        AGREEMENTS WITH REGULATORY AGENCIES.  Other than as set forth in Section 3.15 of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Peninsula Regulatory Agreement”), nor does Peninsula have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Peninsula Regulatory Agreement.  Neither Peninsula nor any Peninsula Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.16        INVESTMENT SECURITIES.

(a)           Each of Peninsula and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Peninsula or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Peninsula and its Subsidiaries.  Such securities are valued on the books of Peninsula and its Subsidiaries in accordance with GAAP.

(b)           Peninsula and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which Peninsula believes are prudent and reasonable in the context of such businesses.

3.17        DERIVATIVE INSTRUMENTS.  All Derivative Transactions, whether entered into for the account of Peninsula or one of its Subsidiaries or for the account of a customer of Peninsula or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by Peninsula, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Peninsula or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect.  Peninsula and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to Peninsula’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  The financial position of Peninsula and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Peninsula and such Subsidiaries in accordance with GAAP.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18        ENVIRONMENTAL LIABILITY.

(a)           Each of Peninsula and its Subsidiaries, and, to Peninsula’s Knowledge (except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Peninsula), any property in which Peninsula or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“Environmental Laws”).

(b)           There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Peninsula, threatened against Peninsula or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Peninsula or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Peninsula, threatened against Peninsula or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.  To the Knowledge of Peninsula, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.

(c)           Except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Peninsula, to the Knowledge of Peninsula, during or prior to the period of (i) Peninsula’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Peninsula’s or any of its Subsidiaries’ participation in the management of any property or (iii) Peninsula’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Peninsula and its Subsidiaries, taken as a whole.

(d)           Neither Peninsula nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any property owned or leased by Peninsula or any Peninsula Subsidiary that is within the possession or control of Peninsula or its Affiliates as of the date of this Agreement that has not been delivered to Mackinac prior to the date of this Agreement.

3.19        INSURANCE.  Peninsula and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Peninsula and its Subsidiaries.  Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Peninsula and its Subsidiaries with respect to its business or that are otherwise maintained by or for Peninsula or its Subsidiaries (the “Peninsula Policies”) (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and Peninsula has provided true and complete copies of all such Peninsula Policies to Mackinac.  Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by Peninsula or any of its Subsidiaries pending under any of such Peninsula Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Peninsula Policies or in respect of which such underwriters have reserved their rights.  Each Peninsula Policy is in full force and effect and all premiums payable by Peninsula or its Subsidiaries have been timely paid, by Peninsula or its Subsidiaries, as applicable.  Neither Peninsula nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Peninsula Policies.

3.20        TITLE TO PROPERTY.

(a)           Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Peninsula or any Peninsula Subsidiary (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Peninsula or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”); and (iii) all leases, subleases, licenses or other use agreements between Peninsula or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Mackinac on or prior to the date hereof.

(b)           Except as would not be material to Peninsula, Peninsula or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, “Permitted Encumbrances”) and (ii) has good and marketable leasehold interests in all parcels of real property leased to Peninsula pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature created by Peninsula or any of its Subsidiaries or, to the Knowledge of Peninsula, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to Peninsula’s Knowledge is the subject of a pending or contemplated taking which has not been consummated).  All of the land, buildings, structures, plants, facilities and other improvements leased or used by Peninsula or any of its Subsidiaries in the conduct of Peninsula’s or such Subsidiary’s business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

(c)           Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Peninsula and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Peninsula’s business.  Peninsula and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

(d)           Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Peninsula or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to Peninsula or its Subsidiaries or, to the Knowledge of Peninsula, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Peninsula and its Subsidiaries, taken as a whole.

(e)           Peninsula and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Peninsula and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(f)            Except as would not be material to Peninsula, (i) Peninsula and its Subsidiaries have good, valid and marketable title to all of the personal property of Peninsula and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Peninsula and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Peninsula or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Peninsula, the lessor.

3.21        INTELLECTUAL PROPERTY.

(a)           Peninsula and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens, all material Intellectual Property used or held for use by Peninsula and its Subsidiaries as of the date hereof (collectively, the “Peninsula Intellectual Property”) in the manner that it is currently used by Peninsula and its Subsidiaries.

(b)           Section 3.21(b) of the Disclosure Schedule lists all Peninsula Intellectual Property that is the subject of a registration, issuance or pending application of Peninsula or any of its Subsidiaries.  Peninsula or its Subsidiaries own title to all Peninsula Intellectual Property set forth in Section 3.21(b) of the Disclosure Schedule.

(c)           Neither Peninsula nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Peninsula, neither Peninsula nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Peninsula, no third party has interfered with, infringed upon, misappropriated or violated any Peninsula Intellectual Property.  Neither Peninsula nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Peninsula Intellectual Property with, third parties, or, except as set forth on Section 3.21(c) of the Disclosure Schedule, permits third parties to use any Peninsula Intellectual Property rights.  Except as set forth on Section 3.21(c) of the Disclosure Schedule, neither Peninsula nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Peninsula Intellectual Property.

(d)           Neither Peninsula nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Peninsula Intellectual Property.

(e)           For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

3.22        BROKER’S FEES.  Neither Peninsula nor any Peninsula Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23        NO INVESTMENT ADVISER.  Neither Peninsula nor any Peninsula Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Company Act of 1940, as amended.

3.24        LOANS.

(a)           Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Peninsula or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Peninsula’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)           The information with respect to each Loan set forth in the Loan Documentation made available to Mackinac prior to the date hereof, and, to the Knowledge of Peninsula, any third-party information set forth in the Loan Documentation is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of May 31, 2014.

(c)           (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Peninsula and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Peninsula or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)           Each Loan payable to Peninsula or its Subsidiaries (i) was originated or purchased by Peninsula or its Subsidiaries and its principal balance as shown on Peninsula’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Peninsula or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

(e)           Each outstanding Loan (including Loans held for resale to investors) payable to Peninsula or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Peninsula or an Peninsula Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Peninsula or its

Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with Peninsula’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)            With respect to each Loan payable to Peninsula or its Subsidiaries that is secured, Peninsula or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)           Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which Peninsula or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)           Peninsula’s allowance for loan losses as of the Balance Sheet Date was in compliance with Peninsula’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)            Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to Peninsula or its Subsidiaries that (i) as of May 31, 2014 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import.  For each Loan identified in response to clauses (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of May 31, 2014.

(j)            Each of Peninsula and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(k)           To the Knowledge of Peninsula, each Loan included in a pool of Loans originated, acquired or serviced by Peninsula or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.  All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired.  To the Knowledge of Peninsula, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(l)            Section 3.24(l) of the Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to Peninsula or any of its Subsidiaries as of July 31, 2011 and the aggregate balance of Loans serviced by each such servicer for Peninsula or any of its Subsidiaries as of such date.  To the Knowledge of Peninsula, all Loans serviced by third parties for Peninsula or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

3.25        RELATED PARTY TRANSACTIONS.

(a)           Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between Peninsula or any Peninsula Subsidiary, on the one hand, and any shareholder (which to Peninsula’s Knowledge beneficially owns 5% or more of any class of equity securities of Peninsula or any of its Subsidiaries) or Affiliate of Peninsula (other than Peninsula and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to Peninsula’s Knowledge beneficially owns 5% or more of any class of equity securities of Peninsula or any of its Subsidiaries) or Affiliate of Peninsula (other than Peninsula and its direct or indirect wholly owned Subsidiaries) is a party and Peninsula or any Peninsula Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Peninsula Subsidiary, on the one hand, and any non-wholly owned Peninsula Subsidiary, on the other hand.  No relationship, direct or indirect, exists between or among Peninsula and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Peninsula or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b)           No shareholder or Affiliate of Peninsula (other than Peninsula and its Subsidiaries) owns any material property or asset used in the conduct of the business of Peninsula and its Subsidiaries.

3.26    TAKEOVER LAWS.  The board of directors of Peninsula has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (such laws, collectively “Takeover Provisions”).

3.27        APPROVALS.

(a)           As of the date of this Agreement, Peninsula knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(b)           The Board of Directors of Peninsula has duly adopted an irrevocable resolution as follows (the “Business Combination Exemption Resolution”):

“RESOLVED, that pursuant to Section 782 of the Michigan Business Corporation Act, as amended (the “MBCA”), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 780 of the MBCA, hereby approves thereunder (i) the entering into, and all of the transactions relating to and contemplated or permitted by, that certain Agreement and Plan of Merger (the “Merger Agreement”), entered into among the Corporation, Mackinac Financial Corporation and PFC Acquisition, LLC, including, without limitation, (A) the assignment of any rights thereunder as specifically contemplated by the Shareholder Voting Agreement entered into pursuant to the Merger Agreement (the “Voting Agreement”), (B) any person or entity becoming an “interested shareholder” as defined in Section 778 of the MBCA including, without limitation, Mackinac Financial Corporation and/or any of its affiliates (whether individually or in another capacity) (collectively, the “Covered Persons”), and (C) the transfer of any shares of common stock, the right to vote any shares of common stock pursuant to the Voting Agreement or other securities of the Corporation in accordance with the terms and conditions of the Merger Agreement; (ii) any transaction in which any Covered Person becomes an “interested shareholder” as defined in Section 778 of the MBCA or acquires additional shares of common stock or other securities of the Corporation thereafter; and (iii) any “business combination” as defined in Section 776 of the MBCA involving any Covered Person.”

(c)           The Business Combination Exemption Resolution adopted by Peninsula is a valid action of the Board of Directors, binding on Peninsula, and constitutes a valid and irrevocable exemption by Peninsula from Section 780 of the Michigan Business Corporation Act as to any transaction, person or entity described in such resolution.

3.28        BOOKS AND RECORDS.  The books of account, minute books, stock record books, and other records of each of Peninsula and its Subsidiaries are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system.  The corporate minute books of each of Peninsula and the Peninsula Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects.  Since April 30, 2014, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books.  All such minute books and related exhibits or attachments for all meetings since April 30, 2014, have been made available for Mackinac’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

3.29    LOAN GUARANTEES.  Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all guarantees of indebtedness owed to Peninsula or any Peninsula Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.30    DATA SECURITY AND CUSTOMER PRIVACY.  Peninsula and each Peninsula Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Peninsula and each Peninsula Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.31        PENINSULA INFORMATION.  None of the information supplied or to be supplied by Peninsula for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Peninsula or at the time the Peninsula shareholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Peninsula in this Section 3.31 with respect to statements made or incorporated by reference therein based on information supplied by Mackinac or MergerSub in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  If at any time prior to the Effective Time any event should be discovered by Peninsula which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Peninsula shall promptly so inform Mackinac.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MACKINAC

Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Mackinac delivered herewith (the “Mackinac Disclosure Schedule”) (provided that each exception set forth in the Mackinac Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Mackinac prior to the date hereof and on or after the date on which Mackinac filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Mackinac hereby represents and warrants to Peninsula as follows:

4.1                               CORPORATE ORGANIZATION.  Mackinac is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Mackinac has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Mackinac is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.  True and complete copies of the articles of incorporation and bylaws of Mackinac, as in effect as of the date of this Agreement, have previously been delivered by Mackinac to Peninsula.  Mackinac is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

4.2                               CAPITALIZATION.  The authorized capital stock of Mackinac consists of (a) 18,000,000 shares of Mackinac Common Stock, of which, as of June 20, 2014 (the “Mackinac Capitalization Date”), 5,527,690 shares of Mackinac Common Stock are issued and outstanding, 69,294 shares of Mackinac Common Stock are held in treasury and (b) 500,000 shares of Mackinac Preferred Stock, none of which is issued and outstanding as of the Mackinac Capitalization Date.  All of the issued and outstanding shares of Mackinac Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the Mackinac Capitalization Date, there were 136,574 shares of Mackinac Common Stock reserved for issuance under Mackinac’s equity compensation plans (the “Mackinac Awards”).  As of the Mackinac Capitalization Date, except pursuant to (i) this Agreement; (ii) outstanding options to purchase, in the aggregate, 237,152  shares of Mackinac

Common Stock; and (iii) the Mackinac Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mackinac, or otherwise obligating Mackinac to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  As of the Mackinac Capitalization Date, no Voting Debt of Mackinac is issued or outstanding.  The shares of Mackinac Common Stock to be issued pursuant to the Merger, if any, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3                               AUTHORITY; NO VIOLATION.

(a)                                 Mackinac has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Mackinac.  No other corporate proceedings (including any approvals of Mackinac’s shareholders) on the part of Mackinac are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Mackinac.  Assuming due authorization, execution and delivery by Peninsula, this Agreement constitutes a valid and binding obligation of Mackinac, enforceable against Mackinac in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)                                 Neither the execution and delivery of this Agreement by Mackinac, nor the consummation by Mackinac of the transactions contemplated hereby, nor compliance by Mackinac with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Mackinac or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mackinac or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Mackinac or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Mackinac or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Mackinac Material Adverse Effect.

4.4                               CONSENTS AND APPROVALS.  Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the

Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Mackinac Common Stock, if any, pursuant to this Agreement and (e) approval of listing of such Mackinac Common Stock, if any, on the NASDAQ, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Mackinac or any of its Subsidiaries in connection with (i) the execution and delivery by Mackinac of this Agreement or (ii) the consummation by Mackinac of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

4.5                               LEGAL PROCEEDINGS.

(a)                                 Neither Mackinac nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Mackinac, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Mackinac or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

(b)                                 There is no injunction, order, judgment or decree imposed upon Mackinac that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

4.6                               ABSENCE OF CERTAIN CHANGES.  Since December 31, 2012, there has not been a Mackinac Material Adverse Effect.

4.7                               REPORTS.

(a)                                 Mackinac and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since December 31, 2010 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them since December 31, 2010 and prior to the date hereof, including any report or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Mackinac Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Mackinac Material Adverse Effect, (i) except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Mackinac and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Mackinac, examination or investigation by, any Regulatory Agency into the business or operations of Mackinac or any of its Subsidiaries and (ii) there are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Mackinac or any of its Subsidiaries.

(b)                                 No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by Mackinac pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2011 and prior to the date of this Agreement (the “Mackinac SEC Reports”)  at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Mackinac SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Mackinac has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.8                               FINANCIAL STATEMENTS.  The financial statements of Mackinac and its Subsidiaries included (or incorporated by reference) in the Mackinac SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Mackinac and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

4.9                               COMPLIANCE WITH APPLICABLE LAW.  Mackinac and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect, and neither Mackinac nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.  Except as set forth on Section 4.9 of the Mackinac Disclosure Schedule, neither Mackinac nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Mackinac Material Adverse Effect, or has received any written communication contemplating any of the foregoing. Each insured depository Subsidiary of Mackinac is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator), and the institution’s rating under the CRA is no less than “satisfactory.”

4.10                        TAX MATTERS.

(a)                                 Neither Mackinac nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)                                 Mackinac has owned all of the limited liability company interests of MergerSub since its formation and no election has been made to treat MergerSub as a corporation for any federal or state income Tax purposes.

4.11                        BROKER’S FEES.  Except for River Branch Capital, LLC, neither Mackinac nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.12                        MACKINAC INFORMATION.  None of the information supplied or to be supplied by Mackinac for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Peninsula or at the time the Peninsula shareholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Mackinac in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Peninsula in writing expressly for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4 or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by Mackinac which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Mackinac shall promptly so inform Peninsula.

4.13                        AGREEMENTS WITH REGULATORY AGENCIES.  Neither Mackinac nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Mackinac Disclosure Schedule, a “Mackinac Regulatory Agreement”), nor does Mackinac have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Mackinac Regulatory Agreement.

4.14                        APPROVALS.  As of the date of this Agreement, Mackinac knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.15                        FINANCIAL ABILITY.  Mackinac will have as of the Closing Date sufficient funds available for it to pay the Aggregate Cash Consideration as contemplated hereby and will not require any financing contingency in order to marshal such funds.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               CONDUCT OF BUSINESS OF PENINSULA PRIOR TO THE EFFECTIVE TIME.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Peninsula shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Peninsula or Mackinac to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2                               FORBEARANCES OF PENINSULA.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Peninsula shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Mackinac:

(a)                                 (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(b)                                 (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest other than the payment of the Special Dividend, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Peninsula or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Peninsula Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)                                  sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Peninsula Subsidiary, except (i) subject to paragraph (k) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Peninsula or (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

(d)                                 (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Peninsula;

(e)                                  except as required under applicable Law or the terms of any Peninsula Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Peninsula or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Peninsula or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due) (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Peninsula or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of Peninsula or any of its Subsidiaries who has a target annual compensation of $75,000 or more;

(f)                                   (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)                                 pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business and consistent with past practice;

(h)                                 except as disclosed in Section 5.2(h) of the Disclosure Schedule: (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(i)                                    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j)                                    adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

(k)                                 materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(l)                                    enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Peninsula or any Peninsula Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a) (iii), (iv), (vi), (vii), (x), (xi) or (xiii) or that calls for aggregate annual payments of $100,000 or more;

(m)                             change in any material respect the credit policies and collateral eligibility requirements and standards of Peninsula;

(n)                                 fail to use reasonable best efforts to take any action that is required by an Peninsula Regulatory Agreement, or take any action that violates a Peninsula Regulatory Agreement;

(o)                                 except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(p)                                 permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Peninsula or any Peninsula Subsidiary;

(q)                                 make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as disclosed in Peninsula’s capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

(r)                                  without previously notifying and consulting with Mackinac (through Mackinac’s Chief Financial Officer, Chief Executive Officer or such other representative as may be designated by Mackinac), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Peninsula and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $1,000,000 or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;

(s)                                   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(t)                                    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(u)                                 agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Peninsula in support of, any of the actions prohibited by this Section 5.2; or

(v)                                 take any action that would or would be reasonably likely to result in Peninsula Closing Expenses in excess of $300,000.

5.3                               COVENANTS OF MACKINAC.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Mackinac Disclosure Schedule or as expressly required by this Agreement, Mackinac shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Peninsula:

(a)                                 Amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Peninsula Common Stock or that would materially impede Mackinac’s ability to consummate the transactions contemplated by this Agreement;

(b)                                 take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(c)                                  take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)                                 agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Mackinac in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               REGULATORY MATTERS.

(a)                                 Each of Mackinac and Peninsula shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Peninsula or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Without limiting the generality of the forgoing, Mackinac and MergerSub will use commercially reasonable efforts to file the required applications seeking approval of the Merger with the Federal Reserve, the FDIC and the DIFS no later than 45 days from the date hereof.  Each of Mackinac and Peninsula shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, under no circumstances shall Mackinac or MergerSub be required, and

Peninsula and its Subsidiaries shall not be permitted (without Mackinac’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Mackinac, Peninsula or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a Mackinac Material Adverse Effect in respect of Mackinac, or Peninsula and its Subsidiaries taken as a whole, in each case measured on a scale relative to Peninsula and its Subsidiaries taken as a whole (a “Materially Burdensome Regulatory Condition”); provided that, if requested by Mackinac, then Peninsula and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Peninsula and its Subsidiaries only in the event the Closing occurs.

(b)                                 Subject to applicable Laws relating to the exchange of information, Mackinac and Peninsula shall, upon request, furnish each other with all information concerning Mackinac, Peninsula and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Mackinac, Peninsula or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  Mackinac and Peninsula shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)                                  Subject to applicable Law (including applicable Laws relating to the exchange of information), Peninsula and Mackinac shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Mackinac and Peninsula shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Mackinac and Peninsula shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information and (iii) Peninsula shall consider in good faith Mackinac’s views with respect to, and confer in good faith with Mackinac to resolve, any disagreement as to strategy with respect to any communication by Peninsula or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  Peninsula shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Mackinac in advance and, to the extent not prohibited by applicable Law, gives Mackinac the opportunity to attend and participate.  Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2                               ACCESS TO INFORMATION.

(a)                                 Subject to the Confidentiality Agreement, Peninsula agrees to provide Mackinac and its Representatives, from time to time prior to the Effective Time, such information as Mackinac shall reasonably request with respect to Peninsula and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Peninsula and its Subsidiaries as Mackinac shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Peninsula or its Subsidiaries.

(b)                                 Mackinac and Peninsula shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3                               SEC FILINGS AND SHAREHOLDER APPROVAL.

(a)                                 Peninsula and Mackinac shall as promptly as practicable prepare and file with the SEC a proxy statement/prospectus relating to the Peninsula Shareholders’ Meeting (the “Proxy Statement”).  Peninsula and Mackinac shall as promptly as practicable prepare, and Mackinac shall file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and Mackinac and Peninsula shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing.  The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the Peninsula Board Recommendation expressly permitted by Section 6.3(b), include the Peninsula Board Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.  If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Peninsula, Mackinac or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Peninsula and Mackinac shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of Peninsula.  Without limiting the foregoing, Peninsula and Mackinac shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Proxy Statement and the Form S-4).

(b)                                 Peninsula shall take all action necessary in accordance with the MBCA and the Peninsula Articles of Incorporation and Peninsula Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Peninsula Shareholders’ Meeting”), and, except in the case of a withdrawal or modification of the Peninsula Board Recommendation expressly permitted by Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the Requisite Shareholder Approval thereat.  Except as expressly provided in the immediately following sentence, the board of directors of Peninsula shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Peninsula Board Recommendation”), (ii) include the Peninsula Board Recommendation in the Information and Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction.  The board of directors of Peninsula shall be permitted (x) not to recommend to Peninsula’s shareholders that they give the Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Mackinac the Peninsula Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of Peninsula determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the Peninsula Board Recommendation, (B) after the fifth Business Day following delivery by Peninsula to Mackinac of written notice advising Mackinac that the board of directors of Peninsula intends to resolve to so withdraw or modify the Peninsula Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during such five Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if Peninsula has complied with its obligations set forth in this Section 6.3(b) (and, if applicable, Section 6.3(c)) and Section 6.9; provided, however, that following each and every material revision to such Superior Proposal, Peninsula shall be required to deliver a new written notice to Mackinac in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b).  Without limiting the foregoing, if the board of directors of Peninsula has withdrawn or modified the Peninsula Board Recommendation as expressly permitted by Section 6.3(b), then the board of directors of Peninsula may submit this Agreement to Peninsula’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Peninsula may communicate the basis for its lack of a recommendation to Peninsula’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of Peninsula Common Stock, on terms that the board of directors of Peninsula determines in its good faith judgment (after consultation with outside counsel and a financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Mackinac to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

(c)                                  If an Acquisition Proposal (the terms and conditions of which are more favorable from a financial point of view to Peninsula’s shareholders than the Merger) shall have been communicated to or otherwise made known to the shareholders of Peninsula and thereafter Peninsula shall have failed to obtain the Requisite Shareholder Approval at the Peninsula Shareholders’ Meeting, then, unless this Agreement shall have been terminated pursuant to its terms, if, during the ten Business Day period following such failure to obtain the Requisite Shareholder Approval, Mackinac proposes to adjust the terms and conditions of this Agreement such that the transactions contemplated herein (as adjusted) would be no less favorable from a financial point of view to Peninsula’s shareholders than such Acquisition Proposal, Peninsula shall (i) resubmit the transaction to Peninsula’s shareholders at a second duly called, noticed, convened and held meeting of Peninsula’s shareholders for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Second Peninsula Shareholders’ Meeting”), with the timing of the Second Peninsula Shareholders’ Meeting to be determined at the reasonable request of Mackinac and (ii) again otherwise comply with Section 6.3(b) as if the Second Peninsula Shareholders’ Meeting were the Peninsula Shareholders’ Meeting; provided, that if (1) prior to the Peninsula Shareholders’ Meeting the board of directors of Peninsula shall have taken (and not reversed or withdrawn) in accordance with Section 6.3(b) any of the actions contemplated by clauses (x) and/or (y) of the third sentence of Section 6.3(b); (2) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during the 10 Business Day period following the failure to obtain the Requisite Shareholder Approval at the Peninsula Shareholders’ Meeting, the applicable Acquisition Proposal underlying the Peninsula board of directors’ actions described in clause (1) above would nonetheless continue to constitute a Superior Proposal; and (3) Peninsula has complied with its obligations set forth in Section 6.3(b), this Section 6.3(c) and Section 6.9, then Peninsula shall thereafter no longer be bound by the provisions of this Section 6.3(c) (for the avoidance of doubt, without limiting in any respect any other provision of this Agreement) (a “No-Match Event”).

6.4                               PUBLIC DISCLOSURE.  Mackinac and Peninsula agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Mackinac and Peninsula.  Thereafter, Peninsula and Mackinac will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, neither Mackinac nor Peninsula shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.5                               EMPLOYEE BENEFIT MATTERS.

(a)                                 From the Closing Date through the first anniversary thereof, Mackinac shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Peninsula and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Mackinac or its Subsidiaries (other than Peninsula and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Mackinac or its Subsidiaries; and (ii) until such time as Mackinac shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Mackinac or its Subsidiaries (other than Peninsula and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of Peninsula and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Mackinac plans may commence at different times).

(b)                                 To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Mackinac or any of its Subsidiaries (other than Peninsula or its Subsidiaries), Mackinac shall cause such employee benefit plan to recognize the service of such Covered Employee with Peninsula or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Mackinac or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Peninsula Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Mackinac and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Mackinac or any of its Subsidiaries (other than Peninsula and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Mackinac shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Mackinac or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Peninsula Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Mackinac or any of its Subsidiaries.

(c)                                  Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Peninsula Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Mackinac, Peninsula or any of their respective Affiliates; (ii) alter or limit the ability of Mackinac or any of its Subsidiaries (including, after the Closing Date, Peninsula and its Subsidiaries) to amend, modify or terminate any Peninsula Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Mackinac or any of its Subsidiaries (including, following the Closing Date, Peninsula and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6                               ADDITIONAL AGREEMENTS.  Subject to the terms and conditions of this Agreement, each of Peninsula and Mackinac agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the Bank Merger.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Mackinac, on the one hand, and a Subsidiary of Peninsula, on the other) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Mackinac’s sole expense, take all such necessary action as may be reasonably requested by Mackinac.

6.7                               INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE.

(a)                                 From and after the Effective Time, each of the Surviving Entity and Mackinac shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Peninsula (each, a “Peninsula Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Entity, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Peninsula Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Peninsula or a Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Peninsula Articles of Incorporation or Peninsula Bylaws to the extent permitted by applicable Law.  The Surviving Entity shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Peninsula Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

(b)                                 Any Peninsula Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Mackinac and the Surviving Entity thereof.  In the event of any such Action (whether arising before or after the Effective Time), (i) Mackinac or the Surviving Entity shall have the right to assume the defense thereof and neither Mackinac nor the Surviving Entity shall be liable to such Peninsula Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Peninsula Indemnified Parties in connection with the defense thereof, except that if Mackinac or the Surviving Entity elects not to assume such defense or counsel for the Peninsula Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Mackinac or the Surviving Entity and the Peninsula Indemnified Parties, the Peninsula Indemnified Parties may retain counsel satisfactory to them, and Mackinac or the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the Peninsula Indemnified Parties promptly as statements therefor are received; provided that Mackinac and the Surviving Entity shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Peninsula Indemnified Parties in any jurisdiction; (ii) the Peninsula Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither Mackinac nor the Surviving Entity shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Mackinac nor the Surviving Entity shall have any obligation hereunder to any Peninsula Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Peninsula Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)                                  Mackinac shall, or shall cause the Surviving Entity to, use its reasonable best efforts (and Peninsula shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Peninsula’s existing directors’ and officers’ liability insurance policy (provided that Mackinac or the Surviving Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Peninsula given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither Mackinac nor the Surviving Entity shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Peninsula’s directors and officers, 250% of the annual premium payments on Peninsula’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mackinac or the Surviving Entity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.  In lieu of the foregoing, Mackinac, or Peninsula with the prior written consent of Mackinac (not to be unreasonably withheld) (in the case of the Peninsula, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

(d)                                 The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Peninsula Indemnified Party and their respective heirs and representatives.

6.8                               LISTING AND QUOTATION.  Mackinac shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Mackinac Common Stock to be issued as Merger Consideration to the holders of Peninsula Common Stock in connection with the Merger, and Mackinac shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

6.9                               NO SOLICITATION.

(a)                                 Peninsula shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Peninsula or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) Peninsula shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (y) prior to receipt of the Requisite Shareholder Approval, the board of directors of Peninsula determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if Peninsula fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of Peninsula would be in violation of its fiduciary duties under applicable law, and (z) Peninsula has given Mackinac at least five Business Days’ notice of its intention to do so, Peninsula may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement; provided that a copy of all such written information is simultaneously provided to Mackinac, and (B) participate in discussions regarding such Superior Proposal.

(b)                                 As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) other than Mackinac or its Affiliates, directly or indirectly, acquires or would acquire more than 20 percent of the outstanding shares of Peninsula Common Stock or outstanding voting power of Peninsula, or more than 20 percent of the outstanding shares or voting power of any other series or class of capital stock of Peninsula that would be entitled to a class or series vote with respect to the Merger, whether from Peninsula, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Peninsula (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons)

other than Mackinac or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Peninsula Subsidiaries and securities of the entity surviving any merger or business combination involving any Peninsula Subsidiary) of Peninsula or any of its Subsidiaries representing more than 20 percent of the fair market value of all the assets, deposits, net revenues or net income of Peninsula and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Peninsula or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Peninsula Common Stock immediately prior to such transaction do not, in the aggregate, own at least 80 percent of each of the outstanding shares of Peninsula Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Peninsula Common Stock immediately prior to the consummation thereof.

(c)                                  Peninsula shall notify Mackinac promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Peninsula or any of its Subsidiaries or for access to the properties, books or records of Peninsula or any of its Subsidiaries by any Person that has made, or to Peninsula’s Knowledge may be considering making, an Acquisition Proposal.  Such notice to Mackinac shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Peninsula or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal.  Peninsula shall keep Mackinac fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d)                                 Peninsula and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Mackinac) conducted heretofore with respect to any of the foregoing.  Peninsula agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Peninsula or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

6.10                        CLOSING DATE BALANCE SHEET.  No later than three Business Days prior to the Closing Date, Peninsula shall deliver to Mackinac the unaudited consolidated balance sheet of Peninsula and its Subsidiaries, in form and substance satisfactory to Mackinac, as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date (the “Closing Date Balance Sheet”).  Except as disclosed in Section 5.2(h) of the Disclosure Schedule; the Closing Date Balance Sheet shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of Peninsula and its Subsidiaries as of the date of the Closing Date Balance Sheet, (b) be prepared in a manner consistent with the balance sheets included in the Peninsula Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied and (c) be prepared from, and be in accordance with, the books and records of Peninsula and its Subsidiaries.

6.11                        NOTIFICATION OF CERTAIN MATTERS.  Each of Peninsula and Mackinac shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Mackinac Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein

6.12                        SYSTEM INTEGRATION.  From and after the date hereof, subject to applicable law and regulation, Peninsula shall cause Peninsula Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Peninsula Bank’s data processing consultants and software providers to, cooperate and assist Mackinac and mBank in connection with an electronic and systematic conversion of all applicable data of Peninsula Bank to the Mackinac system following the Effective Time, including the training of Peninsula employees without undue disruption to Peninsula Bank’s business, during normal business hours and at the expense of Mackinac (not to include Peninsula Bank’s standard employee payroll).

6.13                        COORDINATION; INTEGRATION.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Peninsula shall cause the Chief Executive Officer of Peninsula Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of mBank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of mBank, as the resulting institution in the Bank Merger.

6.14                        CLAIMS LETTERS.  Peninsula has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of Peninsula to execute and deliver the Claims Letter in the form attached hereto as EXHIBIT C.

6.15                        TAKEOVER PROVISIONS.  No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

6.16                        SHAREHOLDER LITIGATION.  Peninsula and Mackinac shall provide each other with prompt notice of any shareholder litigation against Peninsula or Mackinac and/or their respective directors or Affiliates relating to the transactions contemplated by this Agreement.  In the event of any such litigation against Peninsula or any of its directors or Affiliates, Peninsula shall give Mackinac the opportunity to participate in the defense or settlement of any such litigation.  In addition, no such settlement shall be agreed to without Mackinac’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17                        EXISTING BUSINESS RELATIONSHIPS.  Peninsula shall use its good faith efforts to ensure that its officers and directors continue their banking relationships with Peninsula (including following the Closing, with Peninsula or its Affiliates), to the same extent as exists on the date hereof.

6.18                        LOAN DOCUMENTATION.  Peninsula shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance Known (for the avoidance of doubt, or become Known) to Peninsula that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is true, genuine and what it purports to be, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder or (iii) is not enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles), such that the applicable Loan or Loan Documentation fully complies with Section 3.24 hereof.

6.19                        CHARGE-OFFS.  Peninsula shall provide to Mackinac, no later than three calendar days prior to the Closing Date, a schedule reporting Charge-Offs (i) in any completed calendar fiscal quarter commencing after June 30, 2014 and (ii) in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date.

6.20                        BANK COMMITTEE MEETINGS.  Peninsula shall allow a representative of Mackinac to attend as an observer all meetings of the committees of the board of directors of Peninsula Bank including any meeting of the loan committee, asset liability management committee or similar committee. The representative shall be the Chief Executive Officer, Chief Financial Officer, Chief Credit Officer or any executive vice president of Mackinac or, with the consent of Peninsula, a Mackinac officer designated by one of the foregoing. Peninsula shall give reasonable notice to Mackinac of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Peninsula shall provide to Mackinac all information provided to the directors in connection with all such meetings, and shall provide any other financial reports or other analysis prepared for senior management of Peninsula or any Peninsula Subsidiary in connection with such meetings, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Mackinac’s representative will not have any voting rights with respect to matters discussed at the meetings and that Mackinac is not managing the business or affairs of Peninsula or any Peninsula Subsidiary. All information obtained by Mackinac at these meetings shall be treated in confidence as provided in Section 6.2(b). Information received by Mackinac under this Section 6.20 shall not be provided by Mackinac to any Mackinac employee other than the Mackinac officers or their permitted designees as described in this Section 6.20. Notwithstanding the foregoing, Mackinac shall not be permitted to attend any portion of a meeting and Peninsula shall not be required to provide Mackinac with any materials, in violation of applicable law or that relates to an Acquisition Proposal (except for information to be provided as required by Section 6.9), or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement

6.21                        SPECIAL DIVIDEND.  The Peninsula Board of Directors may, subject to applicable Law, Regulatory Approvals, the Peninsula Articles of Incorporation and the Peninsula Bylaws,

declare a special cash dividend equal to the maximum amount that allows Peninsula to maintain a minimum Adjusted Peninsula Shareholders’ Equity of no less than $10,500,000 as determined in accordance with GAAP as of the close of business on the last business day prior to the Closing Date (the “Peninsula Measuring Date”), in the aggregate to holders of Peninsula Common Stock with a record date and payment date after the satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date (the “Special Dividend”), and set the record date and payment date for the Special Dividend in its sole discretion.  For purposes of this Agreement, “Adjusted Peninsula Shareholders’ Equity” means the consolidated equity of Peninsula as set forth on the balance sheet of Peninsula on the Peninsula Measuring Date, excluding the impact of any goodwill impairment, minus any unrealized gains, or plus any unrealized losses (as the case may be) in Peninsula’s securities portfolio due to mark-to-market adjustments as of the Peninsula Measuring Date and after taking into account the Peninsula Closing Expenses.

6.22                        PENINSULA SHAREHOLDERS’ TRUST.  Within five (5) days prior to the Closing, Peninsula shall transfer to a trust established for the benefit of the shareholders of Peninsula (the “Shareholders’ Trust”) immediately available funds equal to the amount set forth in Section 3.9 of the Disclosure Schedule (the “Reserved Amount”).  At the Closing, Peninsula shall cause the Shareholders’ Trust to execute and deliver to Mackinac the Indemnification Agreement in the form of EXHIBIT D attached hereto (the “Indemnification Agreement”) pursuant to which the Shareholders’ Trust will indemnify and hold Mackinac and its Affiliates harmless from any and all claims or losses related to the litigation filed in Marquette, County Michigan under Marquette County Circuit Court Case No. 13-51651-CZ (the “Open Case”).  The Shareholders’ Trust shall be managed for the benefit of the shareholders of Peninsula and upon final resolution of the Open Case, any and all remaining portions of the Reserved Amount in the Shareholders’ Trust shall be distributed to the former shareholders of Peninsula pro rata as if the remainder of the Reserved Amount was part of the Special Dividend.

ARTICLE VII
 CONDITIONS PRECEDENT

7.1                   CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE CLOSING.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                 Requisite Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b)                                 Regulatory Approvals.  All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Mackinac to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(c)                                  No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)                                 Exchange Listing.  The shares of the Mackinac Common Stock to be issued as Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(e)                                  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

7.2                               CONDITIONS TO OBLIGATIONS OF MACKINAC.  The obligation of Mackinac to effect the Closing is also subject to the satisfaction or waiver by Mackinac at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of Peninsula set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c), Section 3.10 and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Peninsula set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Performance of Obligations of Peninsula.  Peninsula shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  Officer’s Certificate.  Mackinac shall have received a certificate signed on behalf of Peninsula by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)                                 Opinion of Tax Counsel.  Mackinac shall have received an opinion from Honigman Miller Schwartz and Cohn LLP, special counsel to Mackinac, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Honigman Miller Schwartz and Cohn LLP may require and rely upon representations contained in letters from each of Mackinac, Peninsula and MergerSub.

(e)                                  Closing Date Balance Sheet.  Peninsula shall have delivered to Mackinac the Closing Date Balance Sheet in accordance with the terms and conditions of Section 6.10.

(f)                                   Minimum Shareholder’s Equity.  As of the Peninsula Measuring Date, the Adjusted Peninsula Shareholders’ Equity shall not be less than $10,500,000 as determined in accordance with GAAP.

(g)                                 Indemnification Agreement.  Mackinac shall have received an executed copy of the Indemnification Agreement signed on behalf of the Shareholders’ Trust.

7.3                               CONDITIONS TO OBLIGATIONS OF PENINSULA.  The obligation of Peninsula to effect the Closing is also subject to the satisfaction or waiver by Peninsula at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of Mackinac set forth in Section 4.3(a) and Section 4.3(b)(i) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Mackinac set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Mackinac Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Mackinac Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Mackinac Material Adverse Effect.

(b)                                 Performance of Obligations of Mackinac.  Mackinac shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  Officer’s Certificate.  Peninsula shall have received a certificate signed on behalf of Mackinac by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)                                 Opinion of Tax Counsel.  Peninsula shall have received an opinion from Godfrey & Kahn, S.C., counsel to Peninsula, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Godfrey & Kahn, S.C. may require and rely upon representations contained in letters from each of Mackinac, Peninsula and MergerSub.

(e)                                  Fairness Opinion.  Peninsula shall have received an opinion from Wipfli LLP, financial adviser to Peninsula, dated on or prior to August 8, 2014, confirming the fairness of the Merger Consideration, from a financial standpoint, to the Peninsula shareholders.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1                               TERMINATION.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Peninsula:

(a)                                 by mutual written consent of Peninsula and Mackinac;

(b)                                 by either Peninsula or Mackinac, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)                                  by either Peninsula or Mackinac, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)                                 by Peninsula, if Mackinac has breached or is in breach of any representation, warranty, covenant or agreement on the part of Mackinac contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Mackinac, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Mackinac or by its nature or timing cannot be cured within such time period;

(e)                                  by Mackinac, if Peninsula has breached or is in breach of any representation, warranty, covenant or agreement on the part of Peninsula contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Peninsula, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Peninsula or by its nature or timing cannot be cured within such time period;

(f)                                   by Mackinac, if Peninsula has (i) failed to make the Peninsula Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Mackinac, (ii) failed to reaffirm (publicly, if so requested by Mackinac) the Peninsula Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iii) failed to comply with its obligations under Section 6.3(b), 6.3(c) or 6.9 or (iv) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving Peninsula; or

(g)                                 (i) by Mackinac, if the Requisite Shareholder Approval shall not have been obtained at the Peninsula Shareholders’ Meeting, (ii) by Mackinac or Peninsula, if the Requisite Shareholder Approval shall not have been obtained at the Peninsula Shareholders’ Meeting and a No-Match Event shall have occurred and (iii) by Mackinac or Peninsula, if the Requisite Shareholder Approval shall not have been obtained at the Second Peninsula Shareholders’ Meeting.

(h)                                 By Peninsula, if both of the following conditions are satisfied:

(i)                                    The number obtained by dividing the Average Closing Price by $13.45 is less than 0.85; and

(ii)                                The number obtained by dividing the Average Closing Price by $13.45 is less than the number obtained by (x) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (y) then multiplying the Index Ratio by 0.85, subject, however, to the following two sentences.  Peninsula must elect to terminate this Agreement under this Section 8.1(h) within two Business Days after the Determination Date.  If Peninsula elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Mackinac (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period).  Within one Business Day following its receipt of such notice, Mackinac shall have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided, however, that Mackinac shall not be permitted to increase the Per Share Cash Consideration in a manner that would cause the failure of the condition set forth in Section 7.2(d) and Section 7.3(d) hereof.  If Mackinac so elects, it shall give written notice to Peninsula of such election and the amount of the increase in the Per Share Cash Consideration within the one Business Day period following its receipt of notice of termination from Peninsula, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except that the Per Share Cash Consideration and the corresponding total Merger Consideration shall have increased as provided herein).

As used herein, the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume weighted average price per share of the Mackinac Common Stock (based on “regular way” trading on the NASDAQ Stock Market only) over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Determination Date” shall mean the fourth Business Day immediately prior to the Closing Date, or if such day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such day.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” shall mean $2,506.35, which is the closing price of the Index Group on the last Trading Day immediately preceding the date of this Agreement.

“Pricing Differential” shall mean the amount equal to the product of (a) the Exchange Ratio and (b) the difference between (i) $11.43 and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

If Mackinac declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Mackinac Common Stock and other values used in this Section 8.1(h) shall be appropriately adjusted for the purposes of applying Section 1.7 and this Section 8.1(h) as necessary to preserve the relative economic benefit to the Parties.

8.2                               EFFECT OF TERMINATION.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3                               TERMINATION FEE.

(a)                                 In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Peninsula, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Peninsula after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Mackinac or Peninsula pursuant to Section 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained) or (B) by Mackinac pursuant to Section 8.1(e) and (iii) prior to the date that is 12 months after the date of such termination Peninsula consummates an Alternative Transaction (for purposes of this Section 8.3, substituting in the definition of Alternative Transaction, 40% in place of references to 20% and substituting 60% in place of references to 80%) or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Peninsula shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Mackinac a fee equal to $500,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)                                 In the event that this Agreement is terminated (i) by Mackinac pursuant to Section 8.1(f), (ii) by (x) Mackinac pursuant to Section 8.1(g)(i) or (y) Mackinac or Peninsula pursuant to Section 8.1(g)(iii) and (for the avoidance of doubt, unless in either case of clause (x) or clause (y), prior to the Peninsula Shareholders’ Meeting or the Second Peninsula Shareholders’ Meeting, as applicable, any of the events described in clauses (i) through (iv) of Section 8.1(f) shall have occurred) prior to the date that is 12 months after the date of such Peninsula Shareholders’ Meeting or Second Peninsula Shareholders’ Meeting, as applicable, Peninsula consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, or (iii) by Mackinac or Peninsula pursuant to Section 8.1(g)(ii), then Peninsula shall pay Mackinac the Termination Fee by wire transfer of immediately available funds on the date of termination.

(c)                                  Peninsula acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Mackinac would not enter into this Agreement; accordingly, if Peninsula fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Mackinac commences a suit which results in a judgment against Peninsula for the fee set forth in this Section 8.3, Peninsula shall pay to Mackinac its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date that such payment was required to be made plus 300 basis points.

8.4                               AMENDMENT.  Subject to compliance with applicable Law, this Agreement may be amended by Mackinac and Peninsula; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Peninsula, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Mackinac and Peninsula.

8.5                               EXTENSION; WAIVER.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

9.1                               NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS.  None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2                               EXPENSES.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3                               NOTICES.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Peninsula, to:

Peninsula Financial Corporation

100 South Main Street

Ishpeming, Michigan 49849

Attention: Mr. Terry Garceau

Fax:  (906) 225-1385

Email: TGarceau@PenBank.com

with a copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202
Attn:  John T. Reichert

Fax:  (414) 273-5198

Email: jreichert@gklaw.com

(b)                                 if to Mackinac or MergerSub, to:

Mackinac Financial Corporation

260 East Brown Street, Suite 300

Birmingham, Michigan 48009

Attention:  Paul D. Tobias

Fax:  (248) 290-5900

Email: ptobias@bankmbank.com

with a copy to:

Honigman Miller Schwartz and Cohn LLP
350 East Michigan Avenue
Kalamazoo, Michigan 49007
Attention:  Phillip D. Torrence
Fax:  (269) 337-7702

Email: ptorrence@honigman.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one Business Day after being deposited with a reputable overnight courier.

9.4                               INTERPRETATION.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Mackinac Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Mackinac Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Mackinac Disclosure Schedule is or is not material for purposes of this Agreement.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.5                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6                               ENTIRE AGREEMENT.  This Agreement (including the Disclosure Schedule and the Mackinac Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement

constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7                               GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

(a)                                 This Agreement shall be governed and construed in accordance with the Laws of the State of Michigan, without regard to any applicable conflicts of law.

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state court sitting in Oakland County or any federal court in the Eastern District of Michigan (the “Michigan Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Michigan Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Michigan Courts, (iii) waives any objection that the Michigan Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

(c)                                  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8                               SPECIFIC PERFORMANCE.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.9                               ADDITIONAL DEFINITIONS.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Aggregate Cash Consideration” shall mean an amount equal to product of (i) the aggregate number of shares of Peninsula Common Stock with respect to which Cash Elections shall have been made and finalized in accordance with Section 1.7 and (ii) the Per Share Merger Consideration Value.

“Aggregate Stock Consideration” shall mean that number of shares of Mackinac Common Stock equal to quotient of (a) the product of (i) the aggregate number of shares of Peninsula Common Stock with respect to which Stock Elections shall have been made and finalized in accordance with Section 1.7 and (ii) the Per Share Merger Consideration Value divided by (b) the Mackinac Share Value.

“Aggregate Stock Consideration Value” shall mean the product of (i) the Aggregate Stock Consideration and (ii) the Mackinac Share Value.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in Detroit, Michigan are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Change In Control and Retention Payments” shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Peninsula or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the Peninsula or any of its Subsidiaries) pursuant to the terms of any contract, arrangement, commitment, or understanding (including third-party commercial, service or other agreements), or as an accommodation made in lieu of any amount payable or reasonably expected to become payable (whether before or after the Closing) by Peninsula or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the Peninsula or any of its Subsidiaries) pursuant to the terms of any such contract, arrangement, commitment, or understanding, arising out of or resulting from the transactions contemplated hereby, including, with respect to any directors, officers or employees, any “change-of-control,” severance, retention, “stay” or “transaction” package, bonus or agreement, or any similar.

“Charge-Offs” shall mean the loans charged off as reflected in the Peninsula Financial Reports, and otherwise derived from the books and records of Peninsula in a manner consistent with past practice, with the preparation of the Peninsula Financial Reports and with Peninsula’s written policies in effect as of the date of this Agreement.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of May 30, 2014 by and between Peninsula and Mackinac (as it may be amended from time to time).

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq.  of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Peninsula Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Peninsula to Mackinac concurrent with the execution and delivery of the Agreement.

“End Date” shall mean the date that is the eight month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(c) and Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by 90 days.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Knowledge” with respect to Peninsula, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Mackinac, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Mackinac Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Mackinac Material Adverse Effect” shall mean, with respect to Mackinac any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Mackinac and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Mackinac to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Mackinac Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Mackinac Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Peninsula; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Mackinac and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Mackinac and its Subsidiaries operate.

“Mackinac Share Value” shall mean $13.45.

“Material Adverse Effect” shall mean, with respect to Peninsula any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Peninsula and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Peninsula to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Peninsula Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Mackinac; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Peninsula and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Peninsula and its Subsidiaries operate.

“party or parties” shall mean Peninsula and Mackinac.

“Peninsula Closing Expenses” shall mean the sum of the (i) Professional Expenses and (ii) Change In Control and Retention Payments.

“Peninsula Stock Plans” shall mean any employee or director stock plan of Peninsula.

“Per Share Merger Consideration Value” shall mean the quotient of (a) the Total Merger Consideration Value divided by (b) the number of shares of Peninsula Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares).

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Professional Expenses” shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Peninsula or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the Peninsula or any of its Subsidiaries) for services rendered or being rendered to Peninsula by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated hereby.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, whether disputed or not, and including all penalties and additions to tax and interest thereon and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Total Merger Consideration Value” shall mean $13,285,000.

9.10                        SEVERABILITY.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11                        ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Mackinac may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided, that, other than as a result of actions taken  in compliance with the last two sentences of this Section 9.11, (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revision does not adversely affect the Tax treatment of the Merger to the shareholders of Peninsula, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated  herein and (d) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.

9.12                        ASSIGNMENT; THIRD-PARTY BENEFICIARIES.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that each of Mackinac and MergerSub may assign any of its respective rights under this Agreement to a direct or indirect wholly owned Subsidiary of Mackinac in connection with

Section 9.11.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MACKINAC FINANCIAL CORPORATION

By:	/s/ PAUL D. TOBIAS
Name:	Paul D. Tobias
Title:	Chairman and Chief Executive Officer

PFC ACQUISITION, LLC

By:	/s/ PAUL TOBIAS
Name:	Paul Tobias
Title:	Chairman and Chief Executive Officer of
Mackinac Financial Corporation, its sole member

PENINSULA FINANCIAL CORPORATION

By:	/s/ JOHN JILBERT
Name:	John Jilbert
Title:	Chairman of Peninsula Financial Corporation